Exhibit 23.23

CONSENT
To: OceanaGold Corporation (the “Company”)
Re: Registration Statement on Form S-8 of the Company
The undersigned is an author of each of the reports titled “NI 43-101 Technical Report Haile Gold Mine Lancaster County, South Carolina” with a report date of March 28, 2024, and with an effective date of December 31, 2023 and “NI 43-101 Technical Report – Haile Gold Mine, Lancaster County, South Carolina”, dated March 27, 2026 with an effective date of December 31, 2025” (collectively, the “Expert Reports”), originally prepared for the Company.
The undersigned understands that the Company wishes to make reference to my name and the Expert Reports in the Registration Statement on Form S-8 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-8”). The undersigned further understands that the Company wishes to use extracts and/or information from the Expert Reports in the Form S-8. The undersigned has been provided with a copy of the Form S-8 and has reviewed the proposed disclosures identified above.
Accordingly, in respect of the Form S-8, the undersigned does hereby consent to:
•the use of, and references to, my name, including my status as an expert or “qualified person”;
•the use of, and references to, the Expert Reports in the Form S-8; and
•the use, in the Form S-8, of any quotation from, or summarization of, or extracts and information from the Expert Reports, or portions thereof, that were prepared by the undersigned, that the undersigned supervised the preparation of and/or that the undersigned has reviewed and approved.

Dated: April 7, 2026

William Lucas Kingston

/s/ Lucas Kingston
William Lucas Kingston, MSc, P.G., RM-SME, Hydrogeology and Groundwater Management
NewFields Mining Design & Technical Services, LLC